Exhibit 99.1

                   JONES LANG LASALLE REPORTS RECORD EARNINGS;
                2006 NET INCOME OF $176 MILLION, $5.24 PER SHARE

    CHICAGO, Jan. 30 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading integrated global real estate services and money management firm, today reported record net income of $176 million, or $5.24 per diluted share of common stock, for the year ended December 31, 2006. This represents an increase of 70 percent over the prior year's net income of $104 million, or $3.12 per diluted share. Revenue for the full year 2006 reached $2.0 billion, an increase of 45 percent in U.S. dollars and 43 percent in local currencies from the prior year, and the product of strong growth in all operating segments. Operating income for 2006 was $244 million compared with $132 million for the prior year, an increase of 85 percent. Included in the firm's 2006 full-year results was an incentive fee from a single client of $112.5 million, or $1.01 per share, at a 41 percent operating income margin. The fourth-quarter strengthening of the pound sterling and euro also contributed approximately $0.16 per share for the year.

    For the fourth quarter of 2006, net income was $81 million, or $2.37 per diluted share, compared with net income of $67 million, or $1.99 per diluted share, for the same period in 2005. Revenue for the fourth quarter of 2006 was $704 million, an increase of 41 percent in U.S. dollars and 35 percent in local currencies from 2005, with all segments showing healthy increases. Operating income for the fourth quarter increased 33 percent to $114 million from $86 million in the prior year.

    Full Year 2006 Highlights:

    -- Revenue increased 45 percent to $2 billion with growth in all business segments
    -- Operating income grew 85 percent led by LaSalle Investment Management and EMEA
    -- Net income increased 70 percent to $176 million

    "We are extremely pleased with our record 2006 performance," said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. "Such significant increases in revenue and net income show that our strategic growth investments are paying returns across our business platform. We are also very proud that Jones Lang LaSalle has been named to Fortune's '100 Best Companies to Work For' and, for the second year in a row, to the Forbes '400 Best Big Companies.' We are the only real estate money management and services firm to earn either distinction. Looking ahead, with continued healthy conditions in the world's major economies, improving real estate fundamentals worldwide and consistently strong capital allocations to real estate, we remain confident about our firm's prospects for 2007," Dyer added.

    Operating expenses were $1.77 billion in 2006, an increase of approximately 40 percent in both U.S. dollars and local currencies from the prior year and $1.26 billion in 2005. Operating expenses were $591 million for the fourth quarter of 2006 compared with $413 million for the same period in 2005, an increase of 43 percent in U.S. dollars and 36 percent in local currencies. The increase in operating expenses was driven by significant additions in global Capital Markets and Leasing broker teams, additional client-service staff, and by the expansion of offices to support the global business platform. Also contributing to the increase were five strategic acquisitions including Spaulding and Slye in the Americas, which closed in January 2006. Higher incentive compensation costs related to the strong revenue and profit performance also contributed to the increase.

    Interest expense of $14.3 million for the 2006 full year was higher than the $4.0 million for 2005 due to higher debt balances throughout the year compared with 2005. The higher debt balances during the year resulted from acquisition spending totaling $192 million, share repurchases of $65 million, including $35 million in the fourth quarter, and net co-investment funding of $44 million in connection with growth in the firm's investment management business. Despite these significant cash uses, the firm had no net debt at year end.

    Business Segment Full Year and Fourth Quarter Performance Highlights

    Investor and Occupier Services

    -- The Americas region continued its momentum through the end of the year.
       Revenue for the full year 2006 was $625 million, an increase of 44 percent over the prior year, and fourth-quarter revenue was $227 million, an increase of 38 percent. Compared with 2005, Transaction Services revenue increased 57 percent for the full year and 45 percent for the quarter while Management Services grew 31 percent for the year and 27 percent for the quarter.

       The current year's strong performance benefited from growth in both the Markets group, whose focus is to maximize the firm's competitive position in key local markets, and the Accounts organization, whose focus is on delivering services and strategic advice to corporate clients. Revenue in the Markets and Accounts groups increased by a combined 47 percent for the full year compared with the prior year. The Spaulding and Slye acquisition had a significant impact on year-over-year revenue growth in both Markets and Accounts. Strong performance in Capital Markets also contributed to the annual year-over-year revenue growth with a 74 percent increase over the previous year. Revenue in the firm's Americas Hotels business was up 46 percent in 2006 compared with the prior year as a result of the business' strong position in a healthy industry environment.

       Total operating expenses increased 45 percent for the full year and 43 percent for the quarter compared with 2005. The increase in operating expenses resulted from significant additions to the local market teams and from the Spaulding and Slye acquisition. In addition, incentive compensation expenses increased as a result of the growth in both revenue-generating activities and profit performance.

    -- EMEA's full-year revenue grew 38 and 34 percent in U.S. dollars and local currencies, respectively, to $679 million, and fourth-quarter revenue increased 53 percent in U.S. dollars and 39 percent in local currencies to $270 million. Transaction Services revenue grew 44 percent for the full year to $557 million, and 54 percent for the quarter, while Management Services revenue grew 19 percent for the year to $114 million, and 67 percent for the quarter. Year-over-year annual revenue growth in the region was driven by strong performance in Capital Markets, which was up 70 percent for the year driven by increased market share and strong underlying market conditions, and by Agency Leasing, which grew 26 percent. Four strategic acquisitions were completed in the region in 2006 and six new offices were opened which, together with hiring, resulted in approximately 350 revenue-generators being added in the year.

       Geographically, the region's robust full-year growth was driven primarily by France and Germany. Revenue in France grew 83 percent in U.S. dollars for the full year and 60 percent for the fourth quarter compared with the prior year, while Germany had an increase of 58 percent for the full year and 45 percent for the quarter. Russia continued its strong growth with full year revenue doubling compared with the prior year while very favorable trends continued in Central and Eastern Europe and Spain. The EMEA Hotels business also had solid growth with annual revenues up almost 30 percent compared with the prior year.

       Operating expenses increased by 36 percent in U.S. dollars and 32 percent in local currencies on a full-year basis and by 56 percent in U.S. dollars and 43 percent in local currencies for the quarter. The increase was primarily due to acquisitions, staff additions to service clients and grow market share, and increased incentive compensation driven by improved revenue and profit performance.

    -- Revenue for the Asia Pacific region on a full-year basis was $337 million, an increase of 24 percent in both U.S. dollars and local currencies, and $124 million for the fourth quarter, an increase of 35 percent in U.S. dollars and 31 percent in local currencies from the prior year. Growth for the full year and fourth quarter in U.S. dollars resulted from both Transaction Services revenue, which increased 22 and 32 percent, respectively, and Management Services revenue, which increased 20 and 38 percent, respectively.

       Geographically, the strongest profit contributions were from the region's largest market, Australia, and from the growth markets of China and Korea. Revenue in Australia grew 22 percent for the year and 26 percent for the quarter, while revenue in China increased 60 percent for the year and 64 percent for the quarter, compared with the prior year. Korea's revenue for the year was up 69 percent, and finished the year strongly with fourth-quarter 2006 revenue more than double compared with the prior year. India and Singapore also made significant revenue growth contributions. The leading Asian Hotels business recorded a very strong finish in 2006 with revenue almost tripling in the last quarter compared with the prior year and with revenue for the full year up 33 percent as a result of higher transaction volume and increased market share. Offsetting the region's growth was a decline in Japan, where Capital Markets activity was lower in 2006 compared with 2005, which included several significant closed transactions.

       Operating expenses on a full-year basis for the Asia Pacific region increased 26 percent in both U.S. dollars and local currencies, and for the fourth quarter increased 34 percent in U.S. dollars and 30 percent in local currencies, over the prior year. The increase was the result of expansion of the geographic platform, service capabilities and infrastructure throughout the region.

       Operating income decreased from $20.0 million in 2005 to $18.6 million in 2006. Included in 2006's full year results were expenses of approximately $1.7 million for net transition costs incurred to outsource the management of the region's IT infrastructure, call centers and application development, positioning the region for significant future growth. The 2005 full-year results included a benefit of $2.4 million received from a litigation settlement. Excluding the impact of these items, operating income for the region would have increased from $17.6 million in 2005 to $20.3 million in 2006, with operating income margins flat at approximately six percent. The firm is now well-positioned with a leading market share in the region to capitalize on the anticipated growth.

    LaSalle Investment Management

    -- LaSalle Investment Management's full-year revenue grew to $384 million, up 90 percent in U.S. dollars and 86 percent in local currencies over the prior year, and fourth-quarter revenue increased to $85 million, up 18 percent in U.S. dollars and 13 percent in local currencies. The increase in revenue was driven by the continued growth of the annuity-based business as well as from incentive fees that were generated from strong performance of client's investments managed by the firm.

       The continued focus on the growth in annuity revenue led to a full-year increase in Advisory fees of 39 percent and a fourth quarter increase of 48 percent over 2005. The growth in the annuity business was principally due to the healthy increase in assets under management. Supporting this growth, the firm's co-investment capital totaled $132 million at the end of 2006, compared with $89 million in the prior year.

       Incentive fees vary significantly from period to period due to both the performance of the underlying investments and the contractual timing of the measurement periods for different clients. In 2006, incentive fees were up significantly for the full year due to the single incentive fee earned in the second quarter of the year, and were slightly down for the fourth quarter compared with last year. The amount of the specific incentive fee was originally disclosed as $109.5 million, but increased during the second half of the year to $112.5 million as a result of final third-party valuations and audit.

       LaSalle Investment Management raised over $7.1 billion of equity during 2006, as it launched three new private equity funds and secured 16 global securities mandates. Investments made on behalf of clients in 2006 were $9.6 billion, including the CenterPoint acquisition, compared with approximately $5.4 billion in 2005. Assets under management grew to $40.6 billion from $30.0 billion, a 35 percent increase over the prior year.

    Summary

    In 2006, the firm benefited from favorable global market environments, effective execution of its strategic initiatives, and its globally diverse business platform. These initiatives included several acquisitions and the addition of a significant number of people, product lines and infrastructure to its platform. The firm remains committed to future growth, to expanding market share across its businesses and to delivering superior results to clients.

    About Jones Lang LaSalle

    Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to FORTUNE magazine's "100 Best Companies to Work For" and Forbes magazine's "400 Best Big Companies," has approximately 150 offices worldwide and operates in more than 450 cities in over 50 countries. With 2006 revenue of over $2.0 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of over 1.0 billion square feet worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $40.6 billion of assets under management. For further information, please visit our website, http://www.joneslanglasalle.com .

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, dividend payments and share repurchases may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2005 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 and in other reports filed with the Securities and Exchange Commission. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call

    The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, January 31 at 9:00 a.m. EST.

    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

    -- U.S. callers:              +1 877 809 9540
    -- International callers:     +1 706 679 7364
    -- Pass code:                 6757230

    Replay Information Available: (12:00 p.m. EST) Wednesday, January 31 through Midnight EST February 7 at the following numbers:

    -- U.S. callers:              +1 800 642 1687
    -- International callers:     +1 706 645 9291
    -- Pass code:                 6757230

    Live web cast

    Follow these steps to listen to the web cast:

    1. You must have a minimum 14.4 Kbps Internet connection
    2. Log on to http://www.videonewswire.com/event.asp?id=37597 and follow instructions
    3. Download free Windows Media Player software: (link located under registration form)
    4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

    This information is also available on the company's website at http://www.joneslanglasalle.com .

    If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
        For the Three and Twelve Months Ended December 31, 2006 and 2005
                        (in thousands, except share data)
                                   (Unaudited)

                                 Three Months Ended              Twelve Months Ended
                                     December 31,                     December 31,
                           ------------------------------   ------------------------------
                               2006              2005           2006              2005
                           -------------    -------------   -------------    -------------
Revenue                    $     704,373    $     498,962   $   2,013,578    $   1,390,610

Operating expenses:
  Compensation and
   benefits                      449,968          309,922       1,313,294          902,722
  Operating,
   administrative and
   other                         124,395           93,740         407,985          320,924
  Depreciation and
   amortization                   16,324            8,869          48,964           33,836
  Restructuring charges
   (credits)                         (74)             906            (744)           1,377

    Total operating
     expenses                    590,613          413,437       1,769,499        1,258,859

    Operating income             113,760           85,525         244,079          131,751

Interest expense, net
 of interest income                2,455              980          14,254            3,999
Equity in earnings
 (losses) from
 unconsolidated ventures            (201)           6,052           9,221           12,156

Income before provision
 for income taxes                111,104           90,597         239,046          139,908
Provision for income
 taxes                            30,177           23,711          63,825           36,236

Net income before
 cumulative effect of
 accounting change                80,927           66,886         175,221          103,672
Cumulative effect of
 change in accounting
 principle                             -                -           1,180                -
Net income                 $      80,927    $      66,886   $     176,401    $     103,672

Net income available to
 common shareholders       $      80,392    $      66,886   $     175,344    $     103,287

EBITDA                     $     129,883    $     100,446   $     303,444    $     177,743

Basic earnings per
 common share              $        2.50    $        2.11   $        5.50    $        3.29

Basic weighted average
 shares outstanding           32,169,852       31,645,835      31,872,112       31,383,828

Diluted earnings per
 common share              $        2.37    $        1.99   $        5.24    $        3.12

Diluted weighted average
 shares outstanding           33,853,502       33,529,785      33,447,939       33,109,261

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
        For the Three and Twelve Months Ended December 31, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                       Three Months Ended             Twelve Months Ended
                                          December 31,                    December 31,
                                  ----------------------------    ----------------------------
                                      2006            2005            2006            2005
                                  ------------    ------------    ------------    ------------
INVESTOR & OCCUPIER SERVICES -
 AMERICAS
  Revenue:
    Transaction services          $    126,846    $     87,596    $    316,752    $    201,460
    Management services                 93,434          73,384         292,270         223,604
    Equity earnings                         44             184             700             565
    Other services                       4,164           2,618          12,420           8,657
    Intersegment revenue                 2,319             326           3,234           1,026
                                       226,807         164,108         625,376         435,312

  Operating expenses:
    Compensation, operating and
     administrative                    178,772         125,231         537,783         370,184
    Depreciation and
     amortization                        5,605           3,708          22,040          14,788
                                       184,377         128,939         559,823         384,972
  Operating income                $     42,430    $     35,169    $     65,553    $     50,340

EMEA
  Revenue:
    Transaction services          $    229,859    $    149,148    $    556,792    $    385,869
    Management services                 41,920          25,128         113,515          95,179
    Equity earnings (losses)               (78)              5            (362)           (221)
    Other services (expenses)           (1,377)          2,907           9,394          12,006
                                       270,324         177,188         679,339         492,833

  Operating expenses:
    Compensation, operating
     and administrative                231,473         151,135         616,824         458,180
    Depreciation and
     amortization                        8,883           2,686          18,511          10,124
                                       240,356         153,821         635,335         468,304
  Operating income                $     29,968    $     23,367    $     44,004    $     24,529

ASIA PACIFIC
  Revenue:
    Transaction services          $     80,181    $     60,901    $    199,037    $    162,574
    Management services                 41,864          30,378         130,514         108,689
    Equity earnings (losses)                87             (66)          1,802             (66)
    Other services                       2,305             938           5,624           1,716
    Intersegment revenue
     (expense)                            (113)              -              89               -

                                       124,324          92,151         337,066         272,913

  Operating expenses:
    Compensation, operating
     and administrative                104,536          77,044         311,379         245,356
    Depreciation and
     amortization                        1,463           2,131           7,042           7,545
                                       105,999          79,175         318,421         252,901
  Operating income                $     18,325    $     12,976    $     18,645    $     20,012

LASALLE INVESTMENT MANAGEMENT

  Revenue:
    Transaction services          $      9,419    $      4,980    $     28,573    $     19,593
    Advisory                            51,140          34,511         178,087         127,880
    Incentive                           24,618          26,473         170,600          43,383
    Equity earnings (losses)              (254)          5,929           7,081          11,878
    Intersegment revenue
     (expense)                             117               -              (3)              -

                                        85,040          71,893         384,338         202,734

  Operating expenses:
    Compensation, operating and
     administrative                     61,904          50,578         258,613         150,953
    Depreciation and
     amortization                          374             344           1,371           1,378
                                        62,278          50,922         259,984         152,331
  Operating income                $     22,762    $     20,971    $    124,354    $     50,403

    Total segment revenue              706,495         505,340       2,026,119       1,403,792
    Intersegment revenue
     eliminations                       (2,323)           (326)         (3,320)         (1,026)
    Reclassification of equity
     earnings (losses)                     201          (6,052)         (9,221)        (12,156)
      Total revenue               $    704,373    $    498,962    $  2,013,578    $  1,390,610

    Total segment operating
     expenses                          593,010         412,857       1,773,563       1,258,508
    Intersegment operating
     expense eliminations               (2,323)           (326)         (3,320)         (1,026)
      Total operating expenses
       before restructuring
       charges (credits)          $    590,687    $    412,531    $  1,770,243    $  1,257,482

    Operating income before
     restructuring charges
     (credits)                    $    113,686    $     86,431    $    243,335    $    133,128

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
                     December 31, 2006 and December 31, 2005
                                 (in thousands)

                                                   December 31,    December 31,
                                                       2006            2005
                                                   ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                        $     50,612    $     28,658
  Trade receivables, net of allowances                  630,121         415,087
  Notes and other receivables                            30,079          15,231
  Prepaid expenses                                       28,040          22,442
  Deferred tax assets                                    49,230          35,816
  Other assets                                           19,363          13,864
    Total current assets                                807,445         531,098

  Property and equipment, at cost, less
   accumulated depreciation                             120,376          82,186
  Goodwill, with indefinite useful lives, at
   cost, less accumulated amortization                  520,478         335,731
  Identified intangibles, with finite useful
   lives, at cost, less accumulated amortization         37,583           4,391
  Investments in real estate ventures                   131,789          88,710
  Long-term receivables                                  29,781          20,931
  Deferred tax assets                                    37,465          59,262
  Other assets                                           45,031          22,460
                                                   $  1,729,948    $  1,144,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities         $    221,356    $    155,741
  Accrued compensation                                  514,586         300,847
  Short-term borrowings                                  17,738          18,011
  Deferred tax liabilities                                1,426             400
  Deferred income                                        31,896          20,823
  Other liabilities                                      43,444          26,813
    Total current liabilities                           830,446         522,635

Long-term liabilities:
  Credit facilities                                      32,398          26,697
  Deferred tax liabilities                                  648           3,079
  Deferred compensation                                  30,668          15,988
  Pension benefits                                       19,252          16,753
  Deferred business acquisition obligations              34,178               -
  Other liabilities                                      31,978          23,614
    Total liabilities                                   979,568         608,766

Stockholders' equity:
 Common stock, $.01 par value per
  share, 100,000,000 shares
  authorized; 36,592,864 and
  35,199,744 shares issued and
  outstanding as of
  December 31, 2006 and
  December 31, 2005,
  respectively                                              366             352
  Additional paid-in capital                            676,270         606,001
  Retained earnings                                     255,914         100,141
  Stock held by subsidiary                             (197,543)       (132,791)
  Stock held in trust                                    (1,427)           (808)
  Accumulated other comprehensive income (loss)          16,800         (36,892)
    Total stockholders' equity                          750,380         536,003
                                                   $  1,729,948    $  1,144,769

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
             For the Twelve Months Ended December 31, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                                       Twelve Months Ended
                                                           December 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Cash provided by earnings                          $    281,334    $    170,462

Cash provided by (used in) working capital               96,369         (49,826)

Cash provided by operating activities                   377,703         120,636

Cash used in investing activities                      (306,360)        (61,034)

Cash used in financing activities                       (49,389)        (61,087)

  Net increase (decrease) in cash and cash
   equivalents                                           21,954          (1,485)

Cash and cash equivalents, beginning of period           28,658          30,143

Cash and cash equivalents, end of period           $     50,612    $     28,658

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

       Below is a reconciliation of net income to EBITDA (in thousands):

                                                      Years Ended December 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Net income                                         $    176,401    $    103,672
Add:
Interest expense, net of interest income                 14,254           3,999
Net provision for income taxes                           63,825          36,236
Depreciation and amortization                            48,964          33,836
EBITDA                                             $    303,444    $    177,743

    Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                      Years Ended December 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Net cash provided by operating activities          $    377,703    $    120,636
Add:
Interest expense, net of interest income                 14,254           3,999
Change in working capital and non-cash
 expenses                                              (152,338)         16,872
Net provision for income taxes                           63,825          36,236
EBITDA                                             $    303,444    $    177,743

    2. Net debt represents the aggregate of Short-Term Borrowings and Credit Facilities, less Cash and Cash Equivalents.

    3. For purposes of segment operating results, the allocation of restructuring charges to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

    4. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission shortly.

    5. Net income available to common shareholders is net income less dividends declared on unvested common shares of $0.5 million for the fourth quarter of 2006 and $1.1 million for the full year 2006 compared to $0 for the fourth quarter of 2005 and $0.4 million for the full year 2005.

                                        Three Months Ended             Twelve Months Ended
                                          December 31,                    December 31,
                                  ----------------------------    ----------------------------
                                      2006            2005            2006            2005
                                  ------------    ------------    ------------    ------------
Net income before
 cumulative effect of
  change in accounting
  principle                       $     80,927    $     66,886    $    175,221    $    103,672
Cumulative effect of
 change in accounting
 principle                                   -               -           1,180               -

Net income                              80,927          66,886         176,401         103,672
Dividends on unvested
 common stock                              535               -           1,057             385
Net income available
 to common
 shareholders                     $     80,392    $     66,886    $    175,344    $    103,287

Basic weighted
 average shares
 outstanding                        32,169,852      31,645,835      31,872,112      31,383,828

Basic income per common share
 before cumulative effect of
 change in accounting principle
 and dividends on unvested
 common stock                     $       2.52    $       2.11    $       5.50    $       3.30
Cumulative effect
 of change in
 accounting
 principle                                   -               -            0.03               -
Dividends on unvested
 common stock                             0.02               -            0.03            0.01
Basic earnings per
 common share                     $       2.50    $       2.11    $       5.50    $       3.29

Diluted weighted
 average shares
 outstanding                        33,853,502      33,529,785      33,447,939      33,109,261

Diluted income per common share
 before cumulative effect of
 change in accounting principle
 and dividends on unvested
 common stock                     $       2.39    $       1.99    $       5.24    $       3.13
Cumulative effect
 of change in
 accounting
 principle                                   -               -            0.03               -
Dividends on unvested
 common stock                             0.02               -            0.03            0.01
Diluted earnings
 per common share                 $       2.37    $       1.99    $       5.24    $       3.12

    6. Europe, Middle East, Africa - EMEA; previously referred to as Europe.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             01/30/2007
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer, of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com /